Exhibit 99.1

Unaudited Pro Forma Financial Information

On May 20, 2005, FORE Holdings LLC (“FORE Holdings” or the “Company”), through its wholly-owned subsidiaries, completed the sale of substantially all the real estate it owned in Lincolnshire, Illinois; The Woodlands, Texas; and Orlando, Florida. The buyer of the properties was Warmack JDG Investment II, LLC. All of the leases for the properties with Hewitt Associates were assigned to the buyer at closing.

The following unaudited pro forma consolidated financial information and explanatory notes present illustrative unaudited consolidated financial statements of FORE Holdings as of and for the periods presented, as further described below. The unaudited pro forma consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of FORE Holdings included in the Company’s Form 10-Q for the period ended March 31, 2005, and Form 10-K for the fiscal year ended September 30, 2004, as filed with the Securities and Exchange Commission.

The unaudited pro forma consolidated financial information reflects the impact of the May 20, 2005 sale of six buildings. The unaudited pro forma consolidated balance sheet as of March 31, 2005 assumes the sale was completed as of the balance sheet date. The unaudited pro forma annual and interim statements of operations give effect to the sales as if they had been completed on October 1, 2003, the beginning of FORE Holdings’ fiscal year 2004.

The unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not indicative of the financial position or results of operations that might have occurred had the sales taken place as of the dates specified, or that may be expected to occur in the future.

Pro Forma Consolidated Balance Sheet

(unaudited)

	March 31, 2005
(Dollars in thousands)	FORE Holdings	Pro forma Adjustments		FORE Holdings Pro forma
ASSETS
Current Assets
Cash and cash equivalents	$1,880	$299,000	(A)	$64,257
		(2,294	)(A)
		(2,620	)(A)
		(200,720	)(B)
		(30,989	)(C)
Prepaid expenses and other current assets	1	—		1

Total current assets	1,881	62,377		64,258

Non-Current Assets
Property and equipment, net
Land	22,364	(22,195	)(A)	169
Buildings and building improvements	253,252	(253,149	)(A)	103
Computer equipment	1,978	(1,978	)(A)	—
Furniture and equipment	7,248	(7,248	)(A)	—

	284,842	(284,570)		272
Less accumulated depreciation	(66,386)	66,283	(A)	(103)

Total property and equipment, net	218,456	(218,287)		169
Deferred rent receivable with Hewitt Associates	3,559	(3,559	)(A)	—
Due from owners	1,376	—		1,376
Deferred loan costs, net	812	(812	)(C)	—
Investment in Hewitt Associates	12,180	—		12,180
Investment in Overlook Associates	8,824	—		8,824

Total non-current assets	245,207	(222,658)		22,549

Total Assets	$247,088	$(160,281)		$86,807

LIABILITIES AND OWNERS’ CAPITAL
Current Liabilities
Accounts payable and accrued expenses	$7	$—		$7
Current portion of long-term debt	9,672	(9,672	)(B)	—

Total current liabilities	9,679	(9,672)		7

Long-Term Liabilities – Debt, less current portion	191,048	(191,048	)(B)	—

Total Liabilities	$200,727	$(200,720)		$7

Owners’ Capital
Paid-in capital and accumulated earnings	$45,540	$72,240	(A)	$85,979
		(31,801	)(C)
Accumulated other comprehensive income	821	—		821

Total owners’ capital	46,361	40,439		86,800

Total Liabilities and Owners’ Capital	$247,088	$(160,281)		$86,807

Pro Forma Consolidated Statement of Operations

(unaudited)

	Year Ended September 30, 2004
(Dollars in thousands)	FORE Holdings	Pro forma Adjustments		FORE Holdings Pro forma
Rental revenues from Hewitt Associates	$22,849	$(22,849	)(D)	$—

Operating expenses:
Other operating expenses	7,731	(7,731	)(D)	—
Selling, general and administrative expenses	496	—		496
Gain on sales of property	(1,119)	—		(1,119)

Total operating expenses	7,108	(7,731)		(623)

Operating income	15,741	(15,118)		623

Other income (expense), net:
Interest expense	(14,362)	14,362	(D)	—
Interest income	47	—		47
Equity in earnings of unconsolidated investments	2,252	—		2,252

	(12,063)	14,362		2,299

Income before owner distributions	$3,678	$(756)		$2,922

Pro Forma Consolidated Statement of Operations

(unaudited)

	Six Months Ended March 31, 2005
(Dollars in thousands)	FORE Holdings	Pro forma Adjustments		FORE Holdings Pro forma
Rental revenues from Hewitt Associates	$11,467	$(11,467	)(D)	$—

Operating expenses:
Other operating expenses	3,510	(3,510	)(D)	—
Selling, general and administrative expenses	75	—		75

Total operating expenses	3,585	(3,510)		75

Operating income	7,882	(7,957)		(75)

Other income (expense), net:
Interest expense	(6,953)	6,953	(D)	—
Interest income	7	—		7
Equity in earnings of unconsolidated investments	5,782	—		5,782

	(1,164)	6,953		5,789

Income before owner distributions	$6,718	$(1,004)		$5,714

Pro Forma Adjustments

The following pro forma adjustments are reflected in the unaudited pro forma consolidated financial information:

(A)	Adjustment to record the May 2005 sale of the real estate the Company owned in Lincolnshire, Illinois; The Woodlands, Texas; and Orlando, Florida as if it had occurred as of the March 31, 2005 balance sheet date. Cash proceeds from the sale of $299,000 less estimated closing costs of $2,294 and cash paid for lease amendments on the properties sold of $2,620 increased cash and cash equivalents, and relative to the net investment in the properties of $218,287 and the write-off of deferred rent receivable from Hewitt Associates of $3,559, generated a gain on the sale of the properties, based upon operations through March 31, 2005, of $72,240 which increased owners’ capital.
(B)	Adjustment to record the June 2005 repayment of the outstanding principal balance of the secured credit tenant notes as if it had occurred as of the March 31, 2005 balance sheet date.
(C)	Adjustment to record the prepayment penalty on the secured credit tenant notes as if it had occurred as of the March 31, 2005 balance sheet date. Cash paid on the prepayment penalty of $30,989 plus the write-off of the unamortized deferred loan costs of $812 generated a loss on the extinguishment of the secured credit tenant notes, based upon operations through March 31, 2005, of $31,801 which decreased owners’ capital.
(D)	Adjustment to remove rental revenue and related operating and interest expense for the year ended September 30, 2004 and the six months ended March 31, 2005, of the real estate that was sold on May 20, 2005.

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